Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 3, 2012 relating to the balance sheet of JAVELIN Mortgage Investment Corp. as of June 26, 2012 included in the Prospectus for initial public offering filed pursuant to Rule 424(b)(4) of the Securities Act on October 4, 2012.

/s/ Deloitte & Touche LLP

Miami, Florida

December 28, 2012